Exhibit 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE — MIG)

CONTACT:	Karen M. Spaun	Holly Moltane
	Chief Financial Officer	Director of External Financial Reporting
	(248) 204-8178	(248) 204-8590
MEADOWBROOK INSURANCE GROUP, INC. ANNOUNCES
RECEIPT OF REGULATORY APPROVAL AND ESTABLISHES
EXCHANGE RATIO AND ELECTION DEADLINE
IN CONNECTION WITH PROCENTURY MERGER
SOUTHFIELD, MICHIGAN
July 24, 2008
Meadowbrook Insurance Group, Inc. (NYSE:MIG) announced today that it has received all required regulatory approvals necessary to close its merger with ProCentury Corporation.
In connection with the merger, the exchange ratio for ProCentury Corporation’s common shares exchanged for Meadowbrook common stock in the merger will be 2.5000.
The deadline for ProCentury Corporation’s shareholders to submit their election forms relating to the merger consideration is 5:00 p.m., EST on July 30, 2008. Election forms were mailed to shareholders of ProCentury Corporation on or about June 2, 2008 and, as described in the forms, such elections are subject to the allocation provisions set forth in the Merger Agreement. Shareholders of ProCentury Corporation who have questions may call the Information Agent, The Altman Group, at (800) 499-6377.
The closing on the transaction is scheduled for July 31, 2008.
About Meadowbrook Insurance Group
A leader in the specialty program management market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, professional/trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.